                                                                    Exhibit 10R


                             EMPLOYMENT AGREEMENT


          THIS AGREEMENT (this "Agreement"), is entered into as of April 30, 1993, by and between First Bank System, Inc., a Delaware corporation ("FBS"), and Will F. Nicholson, Jr. ("Executive").

                                   RECITALS

          A. Executive is currently the Chairman of the Board of Directors, President and Chief Executive Officer of Colorado National Bankshares, Inc., a Colorado corporation.

          B. Pursuant to an Agreement of Merger and Consolidation dated November 8, 1992 (the "Merger Agreement"), FBS has agreed to acquire all of the issued and outstanding shares of Colorado National Bankshares, Inc. through the merger (the "Merger") of Colorado National Bankshares, Inc. with and into Central Bancorporation, Inc. ("CBI"), a wholly owned subsidiary of FBS.

          C. In the event that the Merger is completed, FBS desires to retain Executive as an executive employee of Colorado National Bankshares, Inc. including the successor thereto as a result of the Merger (the "Company") to perform the duties and responsibilities described herein, and Executive is willing to perform such duties and to assume such responsibilities, on the terms and subject to the conditions set forth herein.

          D. The parties hereto intend that the terms and conditions of this Agreement be conditioned upon the completion of the Merger.

                                   AGREEMENT

          NOW THEREFORE, in consideration of the mutual agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, FBS and Executive agree as follows:

     1. Employment. Subject to and effective upon the occurrence of the "Effective Date," as defined in the Merger Agreement, FBS hereby agrees to cause the Company to employ Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement. The parties agree that Executive shall be obligated to devote such time as is reasonably necessary to fulfill Executive's duties and responsibilities under this Agreement.

     2. Term. The term of Executive's employment hereunder shall commence on the Effective Date and shall continue through December 31, 1994, unless terminated at an earlier date pursuant to the provisions of Section 11 of this Agreement (the "Primary Term"). If the Primary Term runs through December 31, 1994, Executive will retire from employment with FBS and the Company on such date. For the period commencing on January 1, 1995 and continuing through December 31, 1995, unless terminated at an earlier date pursuant to the provisions of Section 11 of this Agreement (the "Consulting Term"), Executive shall provide consulting services as described in Section 5.01 below. Notwithstanding the foregoing, if Executive is unable to perform the services described in Section 3.01 of this Agreement due to Executive's death or disability at or prior to the Effective Date, this Agreement shall be of no further force and effect and the parties hereto will have no obligations hereunder.

     3.   Primary Term.

          3.01 Description of Duties. During the Primary Term, Executive shall be employed as the Chairman of the Board, President and Chief Executive Officer of the Company. Executive shall perform the duties and assume the responsibilities customarily associated with such positions in a manner consistent with Executive's performance of such duties prior to the date of this Agreement, and shall perform such other acts and duties as may reasonably be assigned to him by John F. Grundhofer or Mr. Grundhofer's successor as Chairman of the Board, President and Chief Executive Officer of FBS, provided that such additional acts and duties are (i) customarily performed by executives of Executive's position and experience; (ii) within the scope of Executive's education, training and expertise; and (iii) not illegal or unlawful. Such duties and responsibilities shall be performed primarily in the Denver, Colorado metropolitan area.

          3.02 Base Salary. As base compensation for all services to be rendered by Executive under this Agreement during the Primary Term, FBS or the Company will pay to Executive during the Primary Term a base annual salary to be paid in substantially equal installments in accordance with FBS' or the Company's standard payroll procedures and policies. The initial base annual salary will be $425,000 (which amount shall be subject to withholding taxes pursuant to Section 12.05 of this Agreement), but the base annual salary may be increased (but not reduced) from time to time in the sole discretion of FBS.

          3.03  Annual Bonus.  For 1993 (assuming the Effective Date occurs in
1993) and 1994, Executive will be entitled to receive bonus compensation consistent with the bonus plan existing on the date of this Agreement for Colorado National Bankshares, Inc. executives, which generally provides for payment of a bonus equal to 45% of Executive's base compensation if the company's financial goals for a given calendar year are met or exceeded; plus an additional bonus of 10% of such bonus to

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be awarded at the discretion of Mr. Grundhofer or his successor subject to approval by the Organization Committee of the FBS Board of Directors.

          3.04 Participation in Benefit Plans. During the Primary Term, Executive will be entitled to participate in such retirement plans, major medical, hospital, surgical and dental plans, and other FBS or Company benefits not described elsewhere herein as are being provided from time to time by the Company to executives at Executive's grade level to the extent that Executive's age, positions and other factors qualify him for such benefits; provided, however, that Executive will not participate in FBS' or the Company's long-term disability plan. Executive will be entitled to holiday and vacation time off and pay in accordance with FBS policy as it exists from time to time.

          3.05  Perquisites.  During the Primary Term, FBS or the Company will
(i) make all lease and other payments payable with respect to the automobile currently provided to Executive through a subsidiary of the Company; (ii) provide reimbursement of annual dues and, if preapproved by FBS, special assessments with respect to (a) the Denver Club, (b) the Cheyenne Mountain Club,
(c) the Castle Pines Golf Club and (d) the University Club in New York, New York; (iii) make arrangements with a cardiologist in Minneapolis, Minnesota to provide an extensive annual physical examination followed by personal consultation and provide reimbursement of expenses of up to $1,000 annually in connection therewith; (iv) provide reimbursement of the cost of legal, financial and tax counseling (subject to an annual limit of two percent of current base annual salary); and (v) provide such other perquisites as are consistent with the Company's policies from time to time for an executive at Executive's grade level. At the termination of the Primary Term, Executive shall be entitled to assume responsibility for lease payments on the automobile provided to Executive pursuant to this Section 3.05 or to return the automobile to the Company, in which event Executive shall have no further liability or obligation with respect to such automobile.

          3.06 Working Facilities; Secretarial Support. During the Primary Term, the Company shall, at its sole cost and expense, furnish Executive with a private office located on an executive floor of the Company's Denver, Colorado office headquarters, a designated, reserved parking space in the attached underground parking facilities serving such offices, if any, and such other facilities and services as are customarily provided to the Company's executive employees, consistent with Executive's position and adequate for the proper performance of his duties under this Agreement. During such period, the Company shall also, at its sole cost and expense, provide Executive with secretarial assistance to be provided by Executive's current secretarial assistant, Mary Perrott Smith, or a successor to be mutually agreed upon by the Company and Executive.

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          3.07  Expenses.  During the Primary Term, the Company will pay or reimburse Executive for all other reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement (including expenses incurred in connection with civic activities and clubs approved by FBS), subject to the presentment of appropriate vouchers in accordance with the Company's normal policies, as they exist from time to time, for expense verification.

     4.   Post-Retirement Benefits.

          4.01  Continuing Benefits.  Except as otherwise provided in this
Section 4, Executive shall not be entitled to benefits or perquisites or to participate in bonus or stock-based incentive plans of FBS or the Company following the conclusion of the Primary Term other than those benefits to which Executive is entitled under normal retirement plans and policies of FBS and the Company, including, without limitation, the FBS Healthcare Plan as it exists from time to time or any successor thereto.

          4.02 Club Memberships. The Company will continue to provide Executive with reimbursement of annual dues and, if preapproved by FBS, special assessments with respect to (i) the Denver Club or successor club through the date that Executive attains the age of 70 years old and (ii) the Castle Pines Golf Club through the date that Executive attains the age of 70 years old and will provide Executive with reimbursement of one-half of the annual dues and, if preapproved by FBS, one-half of special assessments with respect to the Castle Pines Golf Club thereafter through the date that Executive attains the age of 75 years old.

          4.03 Working Facilities; Secretarial Support. Commencing at the end of the Primary Term, the Company shall, at its sole cost and expense, furnish Executive with a private office, consistent with Executive's status as a retired executive, located at the Company's Denver, Colorado office headquarters or such other Denver, Colorado location as is appropriate consistent with Executive's status as a retired executive, and appropriate parking accommodations in the parking facility serving such office. During such period, the Company shall also, at its sole cost and expense, provide Executive with secretarial assistance by an individual mutually agreed upon by the Company and Executive; provided, however, that Executive's secretarial assistant may be assigned other duties in addition to providing secretarial support to Executive and may be employed on a part-time basis. Notwithstanding the foregoing, at such time as Executive fails to utilize such office space, parking accommodations and secretarial support, and such failure is continuous and ongoing, the Company shall have no further obligations with respect to the provision thereof pursuant to this Section 4.03.

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

     5.   Consulting Term.

          5.01 Description of Duties. During the Consulting Term, Executive shall act as a consultant to FBS and the Company, providing general business advice and consultation on matters relating to the operations of the Company and in the furtherance of the Company's business interests as may be requested by FBS or the Company and acceptable to Executive. Executive shall provide such consulting services on an "as-available" basis, it being expressly agreed that Executive's duties pursuant to this Agreement during the Consulting Term shall in no way interfere with any other activities in which Executive may be engaged, including, without limitation, Executive's service on the boards of directors of other corporations, travel or other commitments.

          5.02 Compensation. For all services rendered by Executive during the Consulting Term under this Agreement, FBS or the Company shall pay Executive the sum of $300,000 (the "Consulting Compensation") (which amount shall be subject to withholding taxes pursuant to Section 12.05 of this Agreement). The Consulting Compensation shall be payable in a lump sum after January 1, 1995, but prior to January 31, 1995. In the event that the Consulting Term is terminated prior to December 31, 1995 for any reason following such payment, Executive will be entitled to retain the full amount of the Consulting Compensation.

     6. Appointment to FBS Board of Directors. As soon as practicable after the Effective Date, Executive shall be appointed to fill a vacant position then existing, or, if no such vacancy exists, the next position that becomes vacant, on the Board of Directors of FBS. Executive will be subject to all applicable policies relating to membership on the Board of Directors of FBS, including, without limitation, policies relating to resignation from such Board following retirement. As a member of the FBS Board of Directors, Executive shall be covered by all directors' and officers' liability insurance policies carried by FBS and by any indemnification provisions adopted by FBS for its directors. While Executive serves as a director of FBS, he shall receive the customary compensation and benefits, if any, of a director with Executive's then current employment status serving on such board.

     7. Other Board Memberships. The parties acknowledge and agree that Executive currently serves on the Boards of Directors of certain public and private corporations and civic and philanthropic organizations, including the Boards of Directors of Visa USA, Visa International and the U.S. Chamber of Commerce. FBS hereby agrees that nothing contained in this Agreement shall be deemed to preclude Executive's continuing involvement with such corporations and organizations. FBS agrees to reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with his service on the Board of Directors of the U.S. Chamber of Commerce, subject to the presentment of appropriate

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

vouchers in accordance with FBS' normal policies, as they exist from time to time, for expense verification.

     8.   Termination of Existing Compensation Agreement.

          8.01 Termination Payment. The parties acknowledge and agree that Executive and the Company are parties to a Compensation Agreement dated as of November 9, 1988 (the "Compensation Agreement"). In consideration of Executive's agreement to terminate the Compensation Agreement without exercising the rights and remedies available to Executive thereunder, and as an inducement to Executive to enter into this Agreement, on the Effective Date the Company shall pay to Executive the sum of $1,700,000 (the "Termination Payment") (which amount shall be subject to withholding taxes pursuant to Section 12.05 of this Agreement). The Termination Payment will be timed such that Executive will be able to apply the Termination Payment toward the exercise of certain options to purchase shares of Common Stock of the Company held by Executive which expire on the Effective Date. Upon Executive's receipt of the Termination Payment, the Compensation Agreement shall be deemed terminated and of no further force or effect whatsoever, and thereafter the terms and conditions of Executive's employment by the Company, and the compensation to be paid to Executive in connection therewith, shall be governed solely by the terms and conditions of this Agreement.

          8.02 Indemnification. The Company shall indemnify Executive and hold Executive harmless against all claims, losses, damages, penalties, expenses and taxes, including, without limitation, reasonable accountants' and attorneys' fees, that may arise (a) by virtue of the Internal Revenue Service asserting an excise tax charge under Section 4999, or any successor provision, of the Internal Revenue Code of 1986, as amended, against the Termination Payment or other payment or benefit to or on behalf of Executive under this Agreement or as a result of the vesting of Executive's unvested stock options; or (b) as a result of any payments made to or on the behalf of Executive pursuant to this indemnification (collectively, the "Excise Expenses"). For this purpose, taxes shall be calculated based on the highest individual state and federal tax rates then in effect.

          8.03 Conditions to Indemnification. As a condition to the indemnification set forth in Section 8.02, Executive must provide written notice to the Company in a timely fashion, including copies of all relevant documents and information, of any examination or notice of examination that could result in the imposition of any tax or related expense which might be the basis for a claim for indemnification under this Agreement, and provide an opportunity for the Company to contest such tax or related expense in a timely manner.

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

          8.04 Prepayment by Company. The Company may elect to prepay to Executive or on Executive's behalf, an estimated amount of the Excise Expenses (the "Paid Indemnification"); provided, however, that the Company shall remain liable to Executive under Section 8.02 to the extent that the Excise Expenses exceed the Paid Indemnification. In the event that the Paid Indemnification exceeds the amount of Excise Expenses, Executive agrees to return to the Company such excess amount of the Paid Indemnification paid to Executive, or, if paid to the Internal Revenue Service, which is refunded or otherwise credited to Executive, or would be refunded or credited to Executive upon the filing of the appropriate returns or amendments thereto.

     9. Company Supplemental Executive Retirement Plan. FBS and the Company shall maintain and continue in existence the Company's Nonqualified Supplemental Retirement Plan for Key Officers of Colorado National Bankshares, Inc. and Subsidiaries, as currently amended (the "SERP"), and honor that certain Nonqualified Supplemental Retirement Plan Designation and Agreement dated November 9, 1988, between the Company and Executive, until such time as Executive has received all sums due to him thereunder. FBS and the Company agree not to amend or modify the SERP in any way that might reduce the benefits available to Executive thereunder.

     10. Personal Retirement Account. Executive may elect, in his sole and absolute discretion exercisable by 30 days written notice to FBS, to receive a lump sum distribution of all amounts contained in his FBS Personal Retirement Account; provided, however, that no such distribution shall be made prior to such time as Executive is eligible to receive a distibution in accordance with the terms of the FBS Personal Retirement Account. In the event of such election by Executive, the Company will cooperate with Executive in rolling the funds over into an Individual Retirement Account.

     11.  Termination.

          11.01 Grounds for Termination. Executive's engagement pursuant to this Agreement will terminate in the event that:

               (a)  Executive dies.

               (b) During the Primary Term Executive would qualify for and accrue payments under the FBS Disability Program or any other disability program applicable to executives of the Company for a period covering 90 consecutive days if Executive were participating in any such program.

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

          (c) FBS or the Company terminates Executive's engagement under this Agreement for Cause. "Cause" means termination upon (i) the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his disability), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed his duties, and Executive has failed to resume substantial performance of his duties on a continuous basis within 30 days of receiving such demand, (ii) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the financial condition or business reputation of the Company or of FBS, (iii) Executive's conviction of a felony which impairs his ability substantially to perform his duties with the Company or (iv) the issuance of an order under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") by which Executive is removed and/or permanently prohibited from participating in the conduct of the affairs of the Company or any of its affiliates. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Failure to perform Executive's duties with the Company during any period of disability shall not constitute Cause.

          (d) Executive resigns for any reason upon 90 days prior written notice to FBS and the Company.

          11.02     Effect of Termination.

          (a) In the event of termination of Executive's engagement pursuant to the provisions of Section 11.01(c) or (d) above, the Company and FBS shall have no further obligations hereunder from the date of such termination except the Company shall pay Executive his base salary, at the rate then in effect, and continue to provide Executive his health and welfare benefits through the date of such termination.

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

          (b) In the event of termination of Executive's engagement pursuant to the provisions of Section 11.01(a) above during the Primary Term or the Consulting Term, the Company and FBS shall have no further obligations hereunder from the date of such termination except that Executive's estate will be entitled to receive any base salary that would otherwise have been paid to Executive pursuant to Section 3.02 of this Agreement if no such termination had occurred, any unpaid portion of the Consulting Compensation, and benefits to which such estate is entitled, if any, under benefit plans of the Company and/or FBS pursuant to the terms of such plans as in effect from time to time; provided, however, that FBS and the Company shall continue to be bound by the terms and provisions of Section 9. Such payments shall be made in accordance with their terms.

          (c) In the event of termination of Executive's engagement pursuant to the provisions of Section 11.01(b) above during the Primary Term, the Company and FBS shall have no further obligations hereunder from the date of such termination except that Executive will be entitled to receive any base salary that would otherwise have been paid to Executive pursuant to Section 3.02 of this Agreement if no such termination had occurred and any unpaid portion of the Consulting Compensation; provided, however, that FBS and the Company shall continue to be bound by the terms and provisions of
               Section 9. Such payments shall be made in accordance with their terms.

The provisions of this Section 11.02 are exclusive with respect to this Agreement and set forth the only remedies of Executive against FBS or the Company upon termination of Executive's employment pursuant to this Agreement.

          11.03 FDIA Suspension. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the affairs of the Company or any of its affiliates by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. (S) 1818(e)(3) and (g)(1)), the Company's and FBS' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

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

     12.  Miscellaneous.

          12.01 Governing Law. THIS AGREEMENT IS MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

          12.02 Condition to Effectiveness. This Agreement shall be of no force or effect until Executive and the Company enter into an agreement, substantially in the form attached hereto as Exhibit A, to terminate the Compensation Agreement, dated as of November 9, 1988, between Executive and the Company.

          12.03 Waiver of Severance Payments. Executive hereby acknowledges that he is entering into this Agreement in lieu of receiving the severance payments and benefits pursuant to Section 5.13(d) of the Merger Agreement and accordingly waives any and all rights to such payments or benefits.

          12.04 Prior Agreements. This Agreement (together with the agreements contained in any Exhibit to this Agreement) contains the entire agreement of the parties relating to the employment of Executive by the Company following the Effective Date and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein (or in any Exhibit hereto).

          12.05 Withholding Taxes. FBS or the Company will withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as are required pursuant to any law or governmental regulation or ruling.

          12.06 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by each party hereto.

          12.07 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

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          12.08  Assignment.  This Agreement is not assignable, in whole or in part, by any party without the written consent of the other parties; provided, however, that the parties hereto agree and acknowledge that any rights and obligations of the Company that may exist under this Agreement shall be assigned by operation of law on the Effective Date to the successor corporation resulting from the Merger and that references to the Company herein are deemed to include such successor.

          12.09 Performance by the Company. FBS represents and warrants that, in the event the Merger is completed, it will possess sufficient power and control over the Company to cause the Company to perform all obligations and duties of the Company set forth herein (the "Company Duties"). FBS shall cause the Company to, and warrants that the Company will, perform the Company Duties. To the extent that the Company fails, for any reason whatsoever, to perform the Company Duties, FBS shall perform in the Company's place, and shall indemnify Executive for any and all costs and expenses whatsoever reasonably incurred by Executive as a result of the Company's failure to perform.

          12.10 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

          12.11 Notices. Any notice hereunder by any party to another party shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive the notice shall be delivered or mailed to Executive at the address specified under Executive's signature hereto (or such other address as Executive shall provide to FBS, by written notice, for such purpose), or if addressed to the Company or FBS, the notice shall be delivered or mailed to FBS at its executive offices to the attention of the Chief Executive Officer of FBS. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

          12.12 Counterparts. This Agreement may be executed by the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          12.13 Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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          IN WITNESS WHEREOF, Executive and FBS have executed this Agreement as of the date set forth in the first paragraph.

                                    FIRST BANK SYSTEM, INC.


                                    By  /s/ R. H. Sayre
                                      ---------------------------------------
                                      Its    EVP of Human Resources
                                         ------------------------------


                                          /s/ Will F. Nicholson, Jr.
                                      ---------------------------------------
                                              Will F. Nicholson, Jr.
                                                30 Cherry Street
                                             Denver, Colorado  80220

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